Exhibit 10.3

Escrow Agreement

This ESCROW AGREEMENT (this “Escrow Agreement”) is entered into as of December 30, 2025, by and among Nukkleus Inc, a Delaware corporation (the “Buyer”), Nukk Picolo Ltd, an Israeli company which is wholly owned by the Buyer (the “Subsidiary”), Arie Shafir, Israeli ID 067242404 (the “Shareholder”), and Adv. Lior Hinkus, Israeli ID 033346982 (the “Escrow Agent”).

RECITALS:

WHEREAS,	the Buyer and the Shareholder have entered into that certain Stock Purchase Agreement dated as of September 1, 2025, as amended by the Amendment dated as of the date hereof (together, the “Purchase Agreement”), pursuant to which the Buyer is acquiring all of the issued and outstanding shares of Tiltan Software Engineering Ltd., an Israel corporation (the “Company”) fully owned by the Shareholder;

WHEREAS,	pursuant to Section 2.2 of the Purchase Agreement, a portion of the consideration is payable in shares of common stock of Nukkleus, Inc. (the “Compensation Shares”) to be deposited into escrow for release to the Shareholder on the Settlement Date;

WHEREAS,	the parties desire to appoint the Escrow Agent to hold and distribute the Compensation Shares (as defined below) in accordance with the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:

(a)	“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of New York, United States, or in the State of Israel.

(b)	“Closing Date” means December 30, 2025, the date of the closing of the transactions contemplated by the Purchase Agreement.

(c)	“Compensation Shares” has the meaning set forth in Section 2.2 of the Purchase Agreement.

(d)	“Escrowed Shares” means the Compensation Shares deposited with the Escrow Agent pursuant to Section 2.1 of this Escrow Agreement.

(e)	“Purchase Price” means NIS 47,600,000 (forty-seven million and six hundred thousand New Israeli Shekels).

(f)	“Settlement Date” means the date that is one hundred eighty (180) days after the Closing Date, or such earlier date as the Buyer and the Shareholder may jointly instruct the Escrow Agent in writing.

2.	DEPOSIT AND RELEASE OF ESCROWED SHARES

2.1.	Initial Deposit. On or promptly after the Closing Date, the Buyer shall deposit with the Escrow Agent certificates or book-entry shares representing the Compensation Shares, which number equals fifty percent (50%) of the Purchase Price divided by the Market Price of a Nukk Share on the Closing Date.

2.2.	True-Up Release on Settlement. On the Settlement Date the Escrow Agent shall release to the Shareholder a number of Escrowed Shares in an amount equal to 25% of the Purchase Price divided by the Market Price of a Nukk Share on the Settlement Date. The remainder of the Escrowed Shares shall be cancelled / forfeited.

2.3.	If the value of the Escrowed Shares (as determined by multiplying the amount of Escrow Shares the Market Price of a Nukk Share on the Settlement Date) equals less than 25% of the Purchase Price (i.e., 11,900,000), the Escrow Agent shall release to the Shareholder all the Escrowed Shares and the Buyer shall in its sole discretion have the right to either (i) issue to the Shareholder additional Nukk Shares in the amount needed so the Shareholder will have been issued the Nukk Shares equal in value to 25% of the Purchase Price as of the Closing Date or (ii) pay the Shareholder the difference in cash.

2.4.	Acceptance by Escrow Agent. The Escrow Agent hereby acknowledges receipt of the Escrowed Shares and agrees to hold and distribute such shares in accordance with the terms and conditions of this Escrow Agreement.

2.5.	Investment of Escrowed Shares. The Escrowed Shares shall be held in the form deposited and shall not be sold, transferred, or otherwise disposed of by the Escrow Agent except in accordance with this Escrow Agreement. The Escrow Agent shall have no responsibility for any investment decisions regarding the Escrowed Shares.

3.	EARLIER RELEASE OF ESCROWED SHARES

3.1.	Earlier Release by Joint Instruction. The Escrow Agent shall, upon receipt of Joint Written Instructions executed by the Buyer and the Shareholder, release some or all of the Escrowed Shares prior to the Settlement Date.

3.2.	Voting Rights and Dividends During Escrow. The Shareholder shall not have any rights with respect to the Escrowed Shares until their release. Any cash dividends or cash distributions declared on the Escrowed Shares for the period commencing after the Closing Date and continuing during the Escrow Period shall be paid to the Shareholder; any stock dividends, splits or similar equity distributions with respect to the Escrowed Shares shall be added to the Escrowed Shares and released with the Escrowed Shares.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Representations of the Buyer and Shareholder. Each of the Buyer and the Shareholder represents and warrants to the Escrow Agent that:

(a)	It has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder;

(b)	This Escrow Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation;

(c)	Its execution and performance of this Escrow Agreement will not violate any law, regulation, order, judgment, or agreement to which it is subject.

4.2.	Representations of the Escrow Agent. The Escrow Agent represents and warrants that:

(a)	It has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder;

(b)	It is validly existing, and in good standing under the laws of its jurisdiction of acting his business;

(c)	The execution and performance of this Escrow Agreement have been duly authorized.

5.	DISPUTE RESOLUTION

5.1.	Notice of Dispute. If any dispute arises concerning the release or retention of the Escrowed Shares, any party may deliver written notice of such dispute to the other parties and the Escrow Agent.

5.2.	Resolution Period. Upon receipt of a dispute notice, the Buyer and Shareholder shall have fifteen (15) Business Days to resolve the dispute and provide Joint Written Instructions to the Escrow Agent, failing which the Escrow Agent shall continue to hold the Escrowed Shares pending resolution under Section 5.3.

5.3.	Continued Holding. During any dispute, the Escrow Agent shall continue to hold the Escrowed Shares until: (a) Receipt of Joint Written Instructions from the Buyer and the Shareholder; or (b) Receipt of a final, non-appealable order from a court of competent jurisdiction; or (c) Receipt of a written arbitration award if the parties agree to arbitration.

5.4.	Interpleader. The Escrow Agent may, at its option, file an action in interpleader in any court of competent jurisdiction and deposit the Escrowed Shares with such court.

6.	ESCROW AGENT PROVISIONS

6.1.	Duties Limited. The Escrow Agent:

(a)	Shall have no duties or obligations except those expressly set forth herein;

(b)	Shall not be required to take any action that it believes would expose it to liability or expense;

(c)	May rely upon any written notice, instruction, or request furnished to it hereunder and believed by it to be genuine;

(d)	Shall not be responsible for the validity or sufficiency of this Escrow Agreement or the Purchase Agreement.

6.2.	Indemnification. The Buyer and the Shareholder jointly and severally agree to indemnify and hold harmless the Escrow Agent from and against any losses, claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) arising out of or in connection with its services hereunder, except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct.

6.3.	Compensation. The Buyer shall pay the Escrow Agent a fee of NIS 3,000 upon execution of this Escrow Agreement for its services hereunder.

6.4.	Resignation. The Escrow Agent may resign at any time upon thirty (30) days’ prior written notice to the other parties. In such event, the Buyer and Shareholder shall jointly appoint a successor escrow agent within such thirty-day period.

6.5.	Liability. The Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within its rights or powers hereunder, except for damages arising from its gross negligence or willful misconduct.

7.	MISCELLANEOUS

7.1.	Notices. All notices required hereunder shall be in writing and delivered in accordance with Section 10.2 of the Purchase Agreement, with notices to the Escrow Agent delivered to:

[Escrow Agent Name]

_______________________________

Attention: ______________________

Email: _________________________

7.2.	Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Disputes shall be resolved in accordance with the provisions of the Purchase Agreement.

7.3.	Entire Agreement. This Escrow Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

7.4.	Amendment. This Escrow Agreement may not be amended except by written instrument signed by all parties hereto.

7.5.	Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6.	Severability. If any provision of this Escrow Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

7.7.	Termination. This Escrow Agreement shall terminate upon the final distribution of all Escrowed Shares and payment of all fees due to the Escrow Agent.

7.8.	Tax Reporting.

(a)	The Shareholder shall provide the Escrow Agent with a properly completed IRS Form W-9 or W-8, as applicable.

(b)	The Escrow Agent shall report the release of Escrowed Shares as required by applicable law.

(c)	Each party shall be responsible for its own tax obligations arising from the transactions contemplated hereby.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have executed this Escrow Agreement as of the date first written above.

Nukkleus, INC.

By: _________________________

Name: ______________________

Title: _______________________

SHAREHOLDER

By: _________________________

Name: ______________________

ESCROW AGENT

By: _________________________

Name: ______________________

Title:_______________________

SCHEDULE A

FORM OF JOINT WRITTEN INSTRUCTION

Date: ___________

To: [Escrow Agent Name and Address]

Re: Release of Escrowed Shares under that certain Escrow Agreement dated as of __________, 2025 (the “Escrow Agreement”) by and among Nukkleus, Inc. (the “Buyer”), Arie Shafir (the “Shareholder”), and [Escrow Agent] (the “Escrow Agent”).

The undersigned hereby jointly instruct the Escrow Agent to release __________ Nukk Shares from the Escrowed Shares to the Shareholder (Arie Shafir) pursuant to the Escrow Agreement.

This release is made in connection with (check one):

☐ Settlement Date release

☐ Earlier release pursuant to Section 3.2 (specify): _________________

Please deliver the released shares as follows: [insert delivery mechanics / DTC/book-entry details].

Buyer: ___________

Name/Title:_________________________

Shareholder:___________________

Date:_______
Name: Arie Shafir